                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
April 9, 2001

                          ANKER EXTENDS EXCHANGE OFFER

         Morgantown, WV - Anker Coal Group, Inc. (the "Company") announced today that it has extended the expiration of the Company's announced offer to exchange up to 38,006 shares of its Class E Convertible Preferred Stock for up to $38,006,000 in aggregate principal amount of its outstanding 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) (the "Notes") until 5:00 p.m., New York City time, on Tuesday, April 10, 2001, unless further extended. The exchange offer had been scheduled to expire at midnight, New York City time, on April 6, 2001.

         The expiration of the exchange offer is being extended because the condition to consummation of the exchange offer that at least $34.2 million in aggregate principal amount of our Notes be validly tendered and not withdrawn has not been met. As of April 6, 2001, an aggregate principal amount of $26.8 million of notes had been tendered and not withdrawn.

         The Company also announced that its common and existing preferred stockholders have agreed that they will consent to amend the Company's certificate of incorporation and certain provisions of the existing preferred stock to conform in all material respects to the "Description of Capital Stock" included in the Offer to Exchange.

         The Company also announced that, with respect to its previously announced agreement with Foothill Capital Corporation and its other senior lenders to amend the Company's loan agreement, the deadline for completing the exchange offer has been extended.

         This release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         For more information, please contact Bruce Sparks of Anker Coal Group, Inc. at (304) 594-1616.

         This announcement is not an offer to exchange nor a solicitation of an offer to exchange. The offer is made only by an Offer to Exchange dated February 23, 2001 and the related Letter of Transmittal.